Exhibit 99.1

Merger Approved at Special Meeting of Unitholders

London – December 6, 2016 – Transocean Partners LLC (NYSE: RIGP) announced that its common unitholders approved, during a special meeting held today, the merger agreement, as amended, among Transocean Ltd., Transocean Partners and certain subsidiaries of Transocean Ltd., and the related merger.

The transaction is expected to close on or around December 9, 2016.

About Transocean Partners

Transocean Partners was formed as a growth-oriented limited liability company by Transocean Ltd. to own, operate and acquire modern, technologically advanced offshore drilling rigs. Transocean Partners’ assets consist of 51 percent interests in subsidiary companies that own and operate three ultra-deepwater drilling rigs.

For more information about Transocean Partners, please visit: www.transoceanpartners.com.

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The statements regarding the proposed transaction, including its effects, benefits and costs savings, opinions, forecasts, projections, expected timetable for completion, expected distribution and any other statements regarding Transocean Partners’ and Transocean Ltd.’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not statements of historical fact, are forward-looking statements within the meaning of the federal securities laws. We can give no assurance that such expectations will prove to have been correct. These statements are subject to risks, uncertainties and assumptions including, among other things, satisfaction of the closing conditions to the merger, the risk that the contemplated merger does not occur, negative effects from the pendency of the merger, the ability to realize expected cost savings and benefits, the timing to consummate the proposed transaction, the adequacy of and access to sources of liquidity, Transocean Partners’ and Transocean Ltd.’s inability to obtain drilling contracts for rigs that do not have contracts, Transocean Partners’ and Transocean Ltd.’s inability to renew drilling contracts at comparable dayrates, operational performance, the impact of regulatory changes, the cancellation of drilling contracts currently included in each company’s reported contract backlog, and other risk factors that are discussed in Transocean Partners’ and Transocean Ltd.’s most recent Annual Report on Form 10-Ks, as well as its other filings with the SEC available at the SEC’s Internet site (www.sec.gov). Actual results may differ materially from those expected, estimated or projected.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any of them in light of new information, future events or otherwise.

Analyst Contacts:

Bradley Alexander

+1 713-232-7515

Diane Vento

+1 713-232-8015

Media Contact:

Pam Easton

+1 713-232-7647